Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Harley-Davidson, Inc. 2004 Incentive Stock Plan of our reports dated February 10, 2005, with respect to the consolidated financial statements and schedule of Harley-Davidson, Inc., Harley-Davidson, Inc.‘s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Harley-Davidson, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/

Milwaukee, Wisconsin
March 11, 2005